Exhibit 99.2

Trex Company, Inc.

Second Quarter 2022 Earnings Conference Call

Monday, August 08, 2022, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Dennis Schemm - Senior Vice President & Chief Financial Officer

Amy Fernandez - Vice President, General Counsel

Viktoriia Nakhla - Investor Relations

PRESENTATION

Operator

Good afternoon, and welcome to the Trex Company Second Quarter 2022 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you, Melanie, and thank you all for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, and Dennis Schemm, Senior Vice President and Chief Financial Officer. Joining Bryan and Dennis is Amy Fernandez, Vice President, General Counsel, as well as other members of Trex management.

The company issued a press release today after market close, containing financial results for the second quarter 2022. This release is available on the company’s website. The conference call is also being webcast and will be available on the Investor Relations page of the company’s website for 30 days.

I would now like to turn the call over to Amy Fernandez. Amy…

Amy Fernandez

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and good evening, everyone. Thank you for joining us today to review our financial and operating performance in the second quarter 2022 and discuss our business outlook. By all measures, Trex performed exceedingly well in the second quarter. Solid execution by the entire Trex team coupled with continued demand for outdoor living products drove 24% top line growth even against a difficult comparison with last year’s robust performance. Our sales growth reflected an increase in Trex Residential net sales driven by pricing actions taken in 2021 and 2022, volume growth that continues to reflect strong secular trends in the outdoor living category, continued execution of our wood-to-composite market strategy share conversion, and channel inventory build to support historically high growth rates.

1	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

The channel inventory build was due in part to expected consumer demand along the lines of what was seen in 2020 and 2021, but also was a consequence of improved product availability following more than two years of capacity constraints and product allocations. EBITDA margin performance demonstrated our operational excellence as well as the positive leverage inherent in our business model. Pricing actions, coupled with the launch of Transcend Lineage decking, cost-saving opportunities, production efficiencies and spending controls resulted in margin expansion even as we accelerated our brand investment spend. As a result, we generated an EBITDA margin of 33.4% and a 49% increase in diluted earnings per share to $0.79.

Towards the end of June, we experienced a sudden reduction in demand from our distribution partners, spurred by concerns over a potential easing in consumer demand due to rising interest rates, declining consumer sentiment and expectations of a general slowing in the economy. We expect our channel partners to meet demand partially through inventory drawdown rather than reordering products and maintaining current inventories. We believe the current drawdown will likely impact the next two quarters and will be meaningful in nature.

In response to this changed environment, we immediately took measures to manage a production slowdown, including selective labor force reductions, production optimization, as well as other cost actions to ensure that Trex remains the lowest cost producer in the industry. During this period of lower utilization rates, we were able to refocus efforts on the high-return production improvement programs that Trex has a long history of executing successfully and that have contributed to long-term margin expansion. These initiatives not only allow us to navigate effectively through an economic slowdown, but also lay the groundwork for enhanced profitability when growth resumes. And by retaining our most experienced manufacturing talent, we will be able to ramp up production quickly as sales rebound.

In 2019, our product portfolio expanded with the introduction of Trex Enhance Naturals and Basics, adding industry-leading value priced decking products that expanded our addressable market with an eye towards wood conversion. That strategy has paid off with an estimated 300 basis points of wood conversion occurring during the prior year.

During the second quarter, our focus was on expansion at the high end of the market with the launch of Trex Transcend Lineage decking with the attributes of refined aesthetics, trend-forward colors, heat-mitigating technology and, like all Trex decking, is made from 95% recycled and reclaimed content. This product introduction was welcomed by our channel partners, and we plan further expansion of our product portfolio with high-impact product launches in the coming year.

At the same time, Trex Transcend and Trex Select decking have retained their broad appeal to homeowners looking for advanced performance materials with market-leading aesthetics. Our full suite of products from wood conversion to premium level for both decking and railing, as well as our capacity capabilities, have allowed our sales team to aggressively regain accounts that could not be served over the past few years and convert new accounts from competitors. I’m proud of our industry-leading financial performance, the enduring strength of the Trex brand and our engineering and R&D teams whose depth of expertise will enable Trex to further drive product innovations for years to come.

2	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

We entered this period of economic uncertainty in a position of strength, supported by a strong balance sheet, industry-leading brand recognition and unsurpassed distribution and retail channels. We recognize that the dedication and collaboration of the Trex organization and our extended family of retailers, dealers, contractors and distributors remains the driving force of our long-term secular growth opportunity.

With our brand strength and market-leading position, additional capacity and expanded product lines, we view the current market as an ideal opportunity to accelerate and expand our market share in the composite category, convert more wood decks to Trex decks and strengthen our distribution and retail partnerships.

We also remain committed to our ESG goals. I encourage you to review our latest ESG report published at the end of June. I’m proud to report that in 2021, Trex up-cycled more than 1 billion pounds combined of recycled waste polyethylene film and reclaimed wood for use in our products.

In addition, Trex reduced Scope 1 and 2 greenhouse gas emissions intensity by 33% compared to the previous year. In 2021, Trex formalized oversight of ESG matters at the board level with the Nominating and Corporate Governance Committee now including ESG matters in its charter. We also formalized ESG oversight at the executive level naming Leslie Adkins, our Vice President of Marketing and ESG Development. These steps further our commitment to sustainability and advance ESG initiatives as their strategic focus for our leadership.

In summary, even as we enter a more challenging economic environment, we are confident in our ability to navigate the future given our financial strength and our demonstrated ability to effectively align our cost structure as appropriate with market conditions. Trex’s market leadership, brand strength and low-cost manufacturing processes positions us to well capitalize on the secular growth trends in outdoor living and the positive expectations for the repair and remodel segment.

Now I’ll pass the call to Dennis for a financial review. Dennis…

Dennis Schemm

Thank you, Bryan, and good evening to everyone. I’m pleased to report on Trex’s second quarter results and year-to-date performance and provide our financial outlook and guidance for the second half of 2022.

Second quarter net sales increased 24% to $386 million, driven by 25% growth in net sales at Trex Residential to $374 million. The increase in Trex Residential net sales was primarily due to a 20% increase in average price per unit, a mid-single-digit growth in volume as well as channel inventory fill. Trex Commercial contributed $12 million to sales during the quarter.

Consolidated gross margin of 40.7% expanded 270 basis points year-over-year driven primarily by price realization at Trex Residential, increased capacity utilization and our continuing focus on cost reduction measures, offset by continued inflationary pressures on raw materials, labor and transportation. Gross margin for Trex Residential and Trex Commercial was 41.7% and 12.6%, respectively, compared to 38.7% and 21.6%, respectively, in the second quarter of 2021. Even as we strategically increase our branding and marketing spend, SG&A expenses of $40 million decreased 160 basis points to 10.2% as a percentage of net sales compared to 11.8% in the 2021 quarter as a result of a reduction in accrued incentives and improved operating leverage driven by our double-digit revenue growth.

3	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Net income for the 2022 second quarter was $89 million or $0.79 per diluted share, representing increases of 45% and 49% respectively, from net income of $61 million or $0.53 per diluted share in the year ago quarter. EBITDA increased 41% to $129 million with EBITDA margins strengthening to 33.4% compared to 29.4% in the second quarter of 2021. Our EBITDA margins demonstrate the leverage in our operating model even as we continue to invest in future growth.

Consolidated net sales year-to-date increased 30% to $725 million compared to $557 million in the prior year period. Higher net sales were primarily driven by a 32% increase in Trex Residential sales to $701 million compared to $532 million in the same period last year. Net income was $160 million or $1.40 per diluted share compared to $110 million or $0.95 per diluted share year-to-date in 2021. EBITDA grew 44% to $235 million compared to $163 million and EBITDA margin expanded 310 basis points to 32.3%.

Year-to-date, we generated cash from operations of $190 million. We invested $60 million in CAPEX, primarily related to cost-reduction initiatives, the new Arkansas manufacturing facility, investments in our core business, our new corporate headquarters and safety, environmental and general support.

Supported by our strong cash flow during the second quarter, we repurchased 2.8 million shares of our outstanding common stock, which we believe will provide long-term benefits to our shareholders. As of the end of the quarter, 4.3 million shares remain available for repurchase under the existing program. We will continue to be a buyer of Trex shares given our strong cash flow generation, our confidence in our long-term growth prospects and our view that Trex shares represent a compelling value.

Our balance sheet remains solid with ample liquidity, supported by healthy annual operating cash flow to execute our strategy and move forward with planned capital investments. We remain positive on our long-term growth opportunities while maintaining our cost discipline in the current environment. As we work through this challenging economic period, we believe Trex will emerge stronger, more efficient and more resilient.

Now turning to our financial outlook. We are experiencing a sudden decline in demand as our distribution and pro channel partners plan to draw down their inventory levels to address both seasonality and expectations of a slowing economy. Since Q3 of last year, we believe the channel has added approximately $200 million in additional inventory from the low levels that they carried in mid-2021. As our channel reduces their on-hand inventory in anticipation of an easing in consumer demand, our added capacity enables us to more quickly supply our channel when sales rebound. We believe the current inventory drawdown will be substantially completed by year-end when the channel will again be operating at very low inventory levels.

To provide better visibility into the potential impact of this inventory drawdown on our future results, we have provided financial guidance for both the third and fourth quarters of this year. We anticipate third quarter consolidated net sales will be in the range of $185 million to $195 million, and fourth quarter consolidated net sales will be $180 million to $190 million. Total second half revenue is projected to range from $365 million to $385 million.

As a result of lower utilization, we are taking decisive actions to rightsize our cost base, including labor and production optimization, supply chain improvements and lean cost outs. These initiatives support our full year EBITDA margin expectations of 27% to 29%. In Q3, we expect EBITDA margins in the range from 16% to 18%. And in Q4, we expect EBITDA margins in the range of 22% to 25%. EBITDA margins improved sequentially from Q3 to Q4, as we receive the full benefit from our cost-reduction initiatives.

4	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Furthermore, full year SG&A is expected to be in the range of 12% to 13% of net sales. Our tax rate is anticipated at approximately 25%. Depreciation will range from $40 million to $45 million. And additionally, we are revising our CAPEX spend to be in the range of $170 million to $180 million, which primarily includes the initial phase of construction for our new facility in Arkansas, the new corporate headquarters and investments in our core business.

With that, now I will turn the call back to Bryan.

Bryan Fairbanks

Thank you, Dennis. As the industry leader, Trex continues to capitalize on our key competitive advantages, namely on parallel brand recognition, strongest distribution network and lowest cost structure.

Since Trex’s inception, we’ve developed and nurtured long-standing relationships with top specialty material distributors, pro channel dealers and DIY retailers, making Trex the most widely available and purchased brand throughout North America and around the world. These relationships are one of the fundamental elements of our success. In the face of economic uncertainty, I’m confident of Trex’s ability to navigate this business environment while also investing to capture the long-term opportunity in front of us.

Operator, please open the call to questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” then “2.” A reminder to please limit yourself to one question with one follow-up.

Your first question comes from John Lovallo with UBS. Please go ahead.

John Lovallo

Hey, guys, thank you for taking my questions tonight. The first one is, can you just help walk us from the 32% adjusted EBITDA margins in the first half to the 16% to 18% that you’re talking about in the third quarter? I mean how much of this is the loss of fixed cost absorption, material cost add spend? I mean it seems like it’s implying about 47% decrementals, which seems a little bit heavy. Just any help there would be helpful.

Dennis Schemm

Yes. The main reason for the decrease is the lost absorption from the volume takedown. That’s being offset, though, by some very decisive actions that we’ve taken at our plant on the furloughs that we’ve done, plus we’re doing a lot of cost optimization work in our supply chain as well as a bunch of CAPEX deployments to help with improving our cost position. The issue that came at us very, very late at the very, very end of the second quarter. And so, we’ve been realizing those activities now. We won’t be able to see the full benefits of those cost outs until Q4, and that’s why you’re seeing that significant step-up that we’re calling from 16% to 18% to the 22% to 25% from Q3 to Q4.

5	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

John Lovallo

Okay. That’s helpful. And then in terms of CAPEX, what projects are being delayed? And how should we sort of think about the bleed into next year from this year’s kind of savings?

Bryan Fairbanks

As we look at our CAPEX guidance, at the time when we provided that, there was more expectation of the economy continuing at a stronger rate that we would deliver the double-digit top line. So some of the smaller capacity investments that we were making, for example, in railing, those will still occur, but the urgency isn’t quite the same with them. As it relates to Little Rock, Little Rock is still strategically important for us. We are going to continue with that modular investment as we go forward. Some of the timing on some of those assets just because of supply chain constraints, I have pushed out some of those cash flows to next year.

John Lovallo

Okay. Thank you, guys.

Bryan Fairbanks

Thanks.

Operator

Thank you. The next question comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hi, guys. My first question is on the revenue outlook for the second half. Can you just help us understand the revenue assumptions that went into that guidance?

Bryan Fairbanks

Yes, absolutely. We fully recognize this is quite a significant adjustment. And the way the channel had been expecting the year to go and really right up until mid-June had been building along the lines of growth similar to the past couple of years. They began to see that was probably not going to be the case and started communicating to us, and we have regular meetings with all of our distributors as well as dealers that they were seeing a higher level of economic uncertainty and they were looking to take their inventories down. So, when we look at the variance between where we had expected to be and where we’re telling you today, it’s about $300 million. And that split, approximately $200 million of that is inventory coming out of the channel. Remember, we built about $100 million in the second half of last year. And then as we moved through the first half of this year and especially in the first quarter, we continued to build not just at distribution, but also at the dealer level. Our dealers had been short of inventory for two years. These are our largest and most loyal pro channel dealers in the marketplace. They built pretty heavy inventories, and they’re looking to right size their inventory as well, so there’s that $200 million. And then the other $100 million is related to general market softness.

Ryan Merkel

Got it. Okay. That explains the magnitude, Bryan. And then my follow-up, is there risks that the retail channel needs to see a similar sized destock? How do you think about that risk?

6	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Bryan Fairbanks

Retail inventories are more closely managed by us. We put product into their distribution centers on a consignment basis. And then when it moves to the store, it generates revenue. So there’s a limited amount of material that can be pushed into the stores, of course, DIY decides how much that’s going to be. But we’ve got good visibility there with that, and we don’t see the same risk in that channel.

Ryan Merkel

Got it. Thanks.

Bryan Fairbanks

Thanks Ryan.

Operator

Thank you. Your next question comes from Keith Hughes with Truist. Please go ahead.

Keith Hughes

Thank you. I guess, question on sellout for distribution or even for the dealer market. Do you have a feel on that? And what are they seeing in sellout versus the first half of the year versus prior year and the second half coming up?

Bryan Fairbanks

Well, first half of the year, it’s been relatively flat with the prior year. Sell-through in the first half of last year was similar to our growth numbers. As they were taking the inventory, we were shipping them, that was moving through the channel, so a very different dynamic between the two years.

Keith Hughes

And so, what kind of sellout have they been seeing in the last month or two versus a normal run rate? What kind of percentage decline?

Bryan Fairbanks

It went through June; they were seeing flat through June. But remember, as I mentioned in my prior comment, they built assuming they would see 15%, 20% type growth this year. So if they assume the rest of the year is flat, that the consumer remains still buying at that elevated level like they did last year, they need to reduce that inventory back down to a more normalized level to be able to support the revised market size.

Keith Hughes

And one final question on this. It seems like based on the guidance, particularly of the units, you’re assuming there’s going to be some further reduction in terms of consumer demand. Am I reading that correctly? Or are you just kind of building in some conservatism given it’s pretty uncertain out there right now?

Bryan Fairbanks

This is the best knowledge of what we have from the marketplace of the inventory that we see in the channel. I think it’s fair to say there’s some concern about the consumer as well. It’s been flat year-to-date, as I mentioned, from a sell-through perspective. And with all of the various news that’s out there, not to expect that there wouldn’t be any flow through to our business would probably be a little too aggressive right now.

7	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Keith Hughes

Okay. Thank you.

Bryan Fairbanks

Thanks Keith.

Operator

Thank you. Your next question comes from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Hi, guys. Good afternoon. Maybe just on pricing at the distributor level or at the consumer level. You mentioned that you’ve regained some underserved accounts. I’m just curious what’s kind of entailed in those conversations. And have you seen any pushback from distributor, dealers or consumers about pricing?

Bryan Fairbanks

So, as we look to regain some of the accounts that we’ve not been able to service over the past couple of years, our sales team has been very active in working with those accounts to be able to show them that we have the capacity, we’ve got the right product lineup to be able to serve them over the long term. And any concerns that they’ve had from the past that occurring in the future, we’ll have the capacity to be able to serve that. We took pricing at the beginning of the year and then took a very small pricing on just 2 of our product lines, aluminum and our Select decking line in the beginning of April. We haven’t had any pricing since that time frame. And I think the market is adjusting to the pricing at this point. We’ve got products that go anywhere from $2 to $2.25 per linear foot, all the way up to $6 and $6.50 a linear foot depending upon which channel you’re purchasing the products through. So, I think it’s fair to say they’re still adjusting to the new price realities because of how quickly the market has moved similar to other remodeling products.

Tim Wojs

Okay. And then just on the cost actions and the cost savings. What’s the annualized number? Is it something in the $30 million, $40 million range? And as things would potentially come back in 2023, how do you kind of make sure that you don’t lose a lot of that production staff that could be difficult to hire when the volumes come back?

Bryan Fairbanks

I’ll let Dennis pick up the number side of it here. We are trying to maintain the highest technical skills within our organization, so some of that skilled labor will come with a little bit higher cost, recognizing that this is a correctionary period. But it happened so quickly as we moved into the end of June that the team has been reacting very, very quickly, putting plans together to reduce the cost. Unfortunately, you can’t turn the ship over the course of 30 days. It will take us a little bit of time to be able to get there.

Dennis Schemm

Yes. I think, Tim, you’re in the ballpark. I mean when I start looking at these run rates now and seeing how the Q3 moves to Q4, we could be in that range of somewhere around $40 million to $45 million in annual savings kind of pushing through here. So, the vast majority of those savings are going to come from the COGS side. We’re going to be looking heavily at the SG&A lines as well.

8	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Tim Wojs

And I guess, as volumes would potentially return, I mean, will those costs also come back? Or are those permanently out of the cost structure?

Dennis Schemm

Some costs will come back as we start to improve on utilization and we bring up more lines, then we’re going to be adding people back into those scenarios. So, there’ll be some that will come back with growth, and I believe we’re just going to be much more efficient.

Tim Wojs

Okay, okay. Makes sense. I appreciate the information guys. Thanks.

Dennis Schemm

Thanks.

Operator

Thank you. Your next question comes from Trey Grooms with Stephens Incorporated. Please go ahead.

Trey Grooms

Hey, good afternoon.

Bryan Fairbanks

Good evening, Trey.

Trey Grooms

Hey, Bryan. Just a little bit of clarity on the inventory rebalance again. You mentioned $200 million, I think, was the portion of the guide reduction here that was due to the rebalancing of inventory. But just for clarity, was that all this year? Or how much, if any, of the inventory that was out there or that rebalancing that needs to take place could spill over into 1Q?

Bryan Fairbanks

Yes. We’re expecting that this inventory rebalancing given the magnitude of what we’re talking about dollar-wise, and we’ve already had meetings with our distributors, that we expect inventory to get back to…what I would say, is going to be very low levels, it will be lower than where we were going into the inventory build from last year as our distributors want to be conservative. We do have the capacity to be able to serve them going forward as the market comes back to growth again.

Trey Grooms

Right, got it. Understood. And then with that, you’re expecting an improvement, as you mentioned, from Q3 to Q4 as far as the margins go. So that Q4 timeframe it sounds like you’ll be realizing a lot of the cost outs by then and that sort of thing. So, in the environment that we see a lower volume in 1Q of next year, is that kind of the rough range of decremental we should be kind of baking in as we think about that if that actually comes to fruition in 1Q?

Dennis Schemm

Yes. I actually feel like as you look at Q4, that should be a baseline for us. And I would think that we’re just going to continue to get better if that volume would be flattish, right? So, if that volume is flattish, I would think that we’re going to see some improvement on that COGS line still as we just get more accustomed to running this way.

9	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Trey Grooms

Right. And you’re talking about sequentially there, right, Dennis?

Dennis Schemm

That’s correct.

Bryan Fairbanks

One of the challenges that we have is as this came so quickly, we still have a supply chain built to deliver at that higher level. When I say supply chain, the sourcing that we have in the marketplace. Some of this are things that we can push out. But there’s many other things that we’re already committed to. We’ll have to take that. So, we’ll have some storage inefficiency and some kind of I shouldn’t say penalties, but additional costs over the next couple of months here as we begin to rightsize our inventory from a raw material perspective with the production requirements.

Trey Grooms

Got it. Okay, thanks for all the color, guys. I appreciate it. Thank you.

Bryan Fairbanks

Sure.

Operator

Thank you. Your next question comes from Jeff Stevenson with Loop Capital. Please go ahead.

Jeff Stevenson

Thanks for taking my questions. So you talked about the opportunities, the demand slowdown will give you the won back accounts that you weren’t able to service last year, but you also mentioned share gain opportunities. So, I was just wondering if you could kind of further elaborate on some of the opportunities for future share gains moving forward, along with the areas you’ve talked about you’d like to grow into such as international and cladding, where you didn’t have the capacity to aggressively grow in these markets? Does that kind of speed up the timeline in those areas as well?

Bryan Fairbanks

So Trex has 50%-plus market share. We’ve got the right products. We are the main manufacturer that’s going after wood conversion with our Trex Enhance Basics at 2x the price of wood. We’ve got a compelling message for our channel that you will receive the majority of customers walking in the door if you’re carrying a Trex product. So that gives us opportunity in accounts that may not be 100% with Trex today or may not be carrying Trex at all. So it’s a strong message that our sales team is working through and showing the channels of how our products lin. p, how it works together and how we can sell up from Basics to Naturals and then for the more premium customers, Transcend up to Transcend Lineage.

Jeff Stevenson

Okay. Got it. And then my follow-up is just on the commercial bidding environment. Any changes that you’ve seen there? And what are your expectations into the back half of the year into ‘23?

10	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Bryan Fairbanks

Yes. Commercial bidding activity is, I’d say, consistent with where it was in the first half of this year, up significantly over where we were last year. The ABI is still showing over 50, and that’s always positive for the Commercial business. As I’ve talked about in prior calls, this is a transition year as we rebuild that backlog and get back to a growth pattern going into 2023, 2024.

Jeff Stevenson

Great. Thanks, Bryan.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hi, guys. From an inventory standpoint, Bryan, if I heard you correctly, you expect the channel to have that all flushed out by the end of the year. But what about your end, do you expect your inventory on the balance sheet to be flushed out? And when we kind of look at the 2023, assuming that’s all kind of sorted out, your comments right now kind of assume more flat growth. I know a lot of uncertainty, but help us think through how you think growth may transpire next year.

Bryan Fairbanks

We’ve had low finished goods inventories over the past couple of years. So, I would still expect to see growth in our finished goods so that we can support the marketplace. We recognize with this level of adjustment in a quarter, we have to be careful not to overreact and bring production down so far that we can’t meet what even a flat year would look like next year. So, our inventories will grow and then we’ll have to work to rightsize our raw material inventories as well. I don’t expect us to be all the way there with raw materials by the end of the year. But I expect as we get out through the end of the first quarter, we will see that start to normalize with the demand at that point.

Phil Ng

Got you. And then between you and your largest competitor in decking, both of you guys are flushing a lot of inventory out of the channel. In that backdrop and potentially declining environment would look out to next year, how do you think pricing will hold up for your business? And you mentioned that you’re looking to kind of regain some market share. How should we think about promotions and discounting this backdrop?

Bryan Fairbanks

This isn’t an industry that has effectively gone to pricing to capture market share. Our products carry a certain value for the consumer, and our channels understand and know how to sell on that value. So I’d be surprised if we were to see that being used as a leverage point. Now we all have early buy promotions as we go into the season. I think those will normalize more to what we saw prior to, let’s say, 2020, prior to the pandemic, where you didn’t have to incent quite as much because the demand was so strong through the course of the season. We need to ensure that the channel builds back to normal inventories going into the end of the first quarter, so that they can support the strength of the normal seasonality of the marketplace in Q2 and Q3.

11	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Phil Ng

Ok, super. Thanks a lot.

Operator

Thank you. Your next question comes from Adam Baumgarten with Zelman. Please go ahead.

Adam Baumgarten

Hey, good evening, everyone. Just curious on your lead times, how much have you seen those improve versus maybe the worst levels? And how do those compare to history?

Bryan Fairbanks

Well, we had an allocation program in place for about two years, where we would receive orders 30 days before and go ahead and ship them out, but the amount of orders was limited. We have come off that allocation program and our more standard lead time now is 30 days, but we are shipping well under that right now.

Adam Baumgarten

Okay. Got it. And then just could you give us a sense for the carryover pricing that we could see next year, assuming your pricing stays at the current levels?

Dennis Schemm

Yes, I would definitely expect to see about an 8% increase overall, I think, in pricing. We took that price increase though on Select and our Signature railing. But pricing should be relatively flat other than that increase. So, it’s relatively flat, but for a very small increase that we took in April.

Bryan Fairbanks

Yes.

Adam Baumgarten

Okay, great. Thank you.

Operator

Thank you. Your next question comes from Michael Rehaut with JP Morgan. Please go ahead.

Michael Rehaut

Thanks. Good afternoon, everyone. So I just wanted to make sure I am properly understanding the impact of the inventory rebalance. If you back out some of the numbers related to end market demand, if you take $100 million out of back half of ‘21 sales, you get to sales about $540 million. And if you add $200 million to your guidance for the back half of this year, you’re coming up with a little bit of growth, maybe 5% to 10% end market growth, maybe going out the door at the dealers and at the end consumer. I just want to make sure this is the right way to think about it. And also, if I heard you correctly about sell-through in the first half of the year, comments around that as well.

Dennis Schemm

Yes. I’m looking at it a little differently. When I’m looking at the full year growth, I’m seeing us down about 8% roughly speaking. And I’m thinking that about 18% of that is going to be volume and then it’s going to be offset by about 10% price. So, from a full year perspective, I got it’s down.

12	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Michael Rehaut

What I’m doing is actually adjusting for the inventory sell-in in the back half of ‘21. And add back the reductions in inventory in the back half of this year.

Bryan Fairbanks

Yes. So you will see from a channel perspective, that I didn’t follow exactly the numbers, but they are going to look very different, assuming that the consumer remains buying at the kind of levels that they have for the first half of the year. Their growth will be significantly better. Their sell-through growth will be significantly better than what Trex is. Whereas last year, our growth was higher, especially in the second half of the year than our channel because they were building inventory, we were selling it. Now the reverse is happening.

Michael Rehaut

Right. Okay. Maybe we’ll follow up offline then, but I understand what you’re saying. I guess secondly, just wanted to also understand if you think about the first half of this past year, if you feel that there was any continued channel rebuild similar to the $100 million that you’ve identified for the half of ‘21?

Bryan Fairbanks

Well, I mentioned in the first half that the inventory continued to build. The channel was expecting to grow at similar rates to what we’ve seen in the past couple of years. So that required a higher level of inventory. As they move through June and didn’t see the marketplace turning that way, that’s when some of the significant changes in order patterns and really starting to understand what the second half would look like from their perspective.

Michael Rehaut

Okay. One last one, if I could. Just on the fourth quarter EBITDA margins that you quoted, I believe you said that...and you could just clarify...to the extent that 4Q sales, that quarterly run rate in 4Q continues into the first quarter, should we be expecting a similar type of EBITDA margin or any improvement just based on ongoing productivity or cost actions?

Dennis Schemm

So, are you assuming that the sales in Q4 is what we would be seeing in Q1 of 2023? Was that your question?

Michael Rehaut

Correct. Yes.

Dennis Schemm

So, if that were the case, and again, we’re so early for any type of projection like that, then I would be expecting to see more EBITDA margin improvement at that level because, again, we’re going to continue to see these cost initiatives roll through the P&L. And so, we’re getting more in Q4 than Q3. And then I think it would start to reach its full potential there in Q1. Again, that’s if that demand stays at the same level as Q4.

Operator

Thank you. Our next question comes from Dan Oppenheim with Credit Suisse. Please go ahead.

13	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Daniel Oppenheim

Thanks very much. I was just wondering, given the comments in terms of taking some share in serving customers, but also talks about the capacity additions and sort of modular with Little Rock, how are you thinking about the timing of that fully coming on? And I guess how are you thinking about that in terms of the goal of taking share versus sort of maintaining sort of rational pricing and such?

Bryan Fairbanks

Well, we can show our channel that we have the capacity to be able to support growth. We talked about seeing Little Rock come on in 2024. And we are still going to continue with the build-out of the plant. I’d say the only change at this point is the urgency isn’t quite what it was before. We will have the capacity within our existing two sites to be able to drive whatever growth that the channel will provide and our team will be able to drive, but we do see Little Rock as a very important for our long-term strategy of being able to service the market appropriately.

Daniel Oppenheim

Great. Thank you.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Reuben Garner with Benchmark. Please go ahead.

Reuben Garner

Thank you. Good evening, everyone. So you mentioned, Bryan that Trex, I think, at the low end is 2x treated lumber. If we do you see the continued pressure on industry demand, I’m assuming it’s going to continue to put downward pressure on treated lumber and maybe take it back to at or below levels we saw pre-COVID. In that scenario, I recognize pricing isn’t a strategy for the overall company to gain volume. But would you maybe look at the lower end, the entry level board differently and try to keep that 2x ratio?

Bryan Fairbanks

So, pricing today for treated lumber is going to be about $0.90 to $1 a linear foot. Pre-COVID, it was consistently $0.80 to $0.90. The projections are that treated lumber will be in probably that $1 to $1.10 range. Of course, the cost of chemicals that go into it, the transportation, the labor, all of those things are a higher cost. And it does take time for that to flow through the channel appropriately.

We’ve always said that the Enhanced Basics is the conversion board, and it needs to be approximately 2x the price of wood. So, if wood were to drop to $0.75 for a period of time, we’re not going to jump in and react. Just as when it went up to $1.60 a linear foot, we didn’t react and make it 2x the price at that time. So, I don’t expect to see a significant downward pressure on that price from where it is today. And from what we’re hearing from many of our customers is they do expect it to tick back up again as that industry is rightsizing its capacity as well.

Reuben Garner

Okay. Perfect. And then my follow-up. Can you tell us what your mix of business is in pro versus retail or direct-to-consumer, however you talk about it? Just trying to gauge the dollar amounts that you’re talking about, the inventory adjustments.

14	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Bryan Fairbanks

Yes. We’re still heavily geared towards the pro channel. Our DIY business is 30% to 35%. But within that number, that includes a special order that comes out of distribution. So that will be another part of what drives that inventory down.

Reuben Garner

Okay, great. Thanks, guys.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Rafe Jadrosich with Bank of America. Please go ahead.

Rafe Jadrosich

Hi, good afternoon. Thanks for taking my questions. I just wanted to clarify the earlier comments on sell-out in the first half. Was that a volume comment or revenue?

Bryan Fairbanks

That was on a volume basis.

Rafe Jadrosich

Okay.

Bryan Fairbanks

They have seen significant growth because of pricing along the way, but it was on a volume basis.

Rafe Jadrosich

The volume was flattish in the first half. You commented that you expect the destocking to largely be completed by year-end? What is your expectation or what’s the assumption for sellout trends in the second half of the year that gets you to that balanced inventory by year-end? And then if I look at your historical seasonality in pre-pandemic, 4Q was kind of below 3Q and your guidance has it basically flat quarter-over-quarter. Does that mean you’d expect kind of peak destocking in the third quarter and that to improve into the fourth quarter?

Bryan Fairbanks

Yes. So given the aggressiveness of this destocking in the channel, we do have more even quarters as we look at it. There is some concern that our channel will over-destock along the way that they’ve got more concern about the economy than what we see at this point. We’ve made that known to our channel at this point. So that’s where we see fourth quarter, while seasonality has at the lowest volume quarter from a sell-through perspective that it will be more heavily done during the third quarter, and then to a lesser extent in the fourth.

Rafe Jadrosich

And you’re assuming similar sell-out trends in the second half?

Bryan Fairbanks

Yes

15	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Rafe Jadrosich

Yes, okay. Very helpful. Thank you.

Bryan Fairbanks

Consistent with seasonality.

Operator

Thank you. Your next question comes from Kurt Yinger with DA Davidson. Please go ahead.

Kurt Yinger

Great. Thanks and good afternoon, everyone.

Bryan Fairbanks

Hi, Kurt.

Kurt Yinger

Hi, Bryan, you’ve been with Trex and the industry for a long time, and I’m curious if there are any historical parallels that you see when you think about kind of this current channel inventory dynamic. And then as you think about the broader implications that you might be monitoring, whether its share shifts or pricing, how do you kind of ensure that you’re best positioned to potentially benefit from any shifts that occur there?

Bryan Fairbanks

Yes. So we all look back to the 2007-2008 timeframe as the last example of a significant pullback. Trex Company was a very different organization. It was in the midst of a turnaround. The industry was losing share to wood at the time. Trex was selling a first-generation composites which didn’t have the same property that we have of fade, stain, and scratch resistance that we have today. So, as we look forward, we’ve got a high-performance product lineup. We have products that will serve every level of the marketplace. And we have the strongest distribution and best DIY customers that are out there. So we feel very good how we stack up. And we’ve got a sales team that knows how to go out and sell with the capacity that we have today.

Kurt Yinger

Got it, okay. And just my last one in terms of Transcend Lineage, any early observations in terms of sell-through and I guess, cannibalization there versus drawing in kind of an incremental buyer at that higher price point?

Bryan Fairbanks

Too early to say. The market research that we did with Lineage showed us that the market was looking for trend-forward colors. The heat-mitigating technology was important. We always said that we wouldn’t bring new products to the market until the channel was fully stocked. So right now, it has been loaded into the channel. It’s there. It’s available for consumers. And it’s the building products industry. New products tend to take a little bit of time to get situated and for the end customer to be able to see that, that product is there. But we are seeing our TrexPros starting to post pictures of Lineage installations, and it is starting to get out to the marketplace. But we’re about I guess now 1.5 months in from the first product shipping out the door. So, it’s really just hitting the channel.

Kurt Yinger

Makes sense, all right. Appreciate all the color. Thanks.

16	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Steven Ramsey with Thomas Research Group. Please go ahead.

Steven Ramsey

Good evening. Maybe to share more on your second half views, are you more optimistic on the second half consumer demand than your dealers are just given website or any other indicators that you look at? And if this is the case, what is the magnitude maybe of that difference?

Bryan Fairbanks

I wouldn’t say I’m more optimistic. I think we share some level of the concern that they should be reducing some of their inventories, knowing that we’re not going to see the kind of volume growth that we’ve seen over the past couple of years. But we also have to be sure, given the size of the share that the Trex Company has today and the expectations that our customers have at least from a DIY perspective to be able to walk in the door and get a truckload of product very quickly. And then from a pro channel within a couple of days, if not a week be able to get our product that the entire channel is supporting that.

Steven Ramsey

Okay, helpful. And then on the dealer reduction that started in late second quarter has the pace of that been pretty consistent to date? And has this reduction been similar in all geographies at a similar magnitude?

Bryan Fairbanks

Yes. We’ve continued to see those inventories reduce as we’ve expected.

Steven Ramsey

Okay. Thank you.

Operator

Thank you. Your next question comes from Ketan Mamtora with BMO Capital. Please go ahead

Ketan Mamtora

Thank you and good afternoon. Bryan, I’m just curious if this market environment sort of creates an opportunity for a bigger push into the international market?

Bryan Fairbanks

Well, yes, is the answer. The only challenge with that is, while everybody is debating whether the US is in a recession with the energy prices that are over in Europe today, that consumer has truly pulled back at this point. So I do expect that, that market is going to be pretty weak in the back half of the year where we’ve seen really nice growth over the first half of the year. I expect that to change significantly in the back half of this year. The only exception would be Australia. The Australian economy still continues to be relatively strong at this point.

Ketan Mamtora

Got you. That’s helpful. And then, Dennis, I’m curious from a capital allocation standpoint, I know you’ve talked about continuing with the share repurchases. You know, can you talk about sort of how you think about keeping some additional balance sheet flexibility if the markets were to remain weaker for a prolonged period of time versus kind of taking advantage of what you described as kind of compelling opportunity in terms of share repurchases?

17	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Dennis Schemm

Well, I think we’re in a fantastic position right now. As of the end of the second quarter, we have absolutely zero debt on the books, gives us tremendous flexibility to do share repurchases as well as just continue with some of the things that are really important to Trex in its long-term strategy, and that is investing in the brand, investing in R&D, for example, as just two other very important cogs in the strategic wheel.

Ketan Mamtora

And Dennis, would you be willing to take that leverage higher in the short-term if there were to be an opportunity?

Dennis Schemm

We have talked about that as an executive team. And so, at this point in time, when we’re teetering potentially on a recession, I don’t think that that would be something that we would be looking to right now. But over the longer term, I mean we’ve talked about being willing to do 2.5 times, but not much more than that.

Ketan Mamtora

Got it. That’s helpful.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Good evening, everyone. Thanks for taking the question. So the comment you made about the trade potentially over-destocking versus the other comment you made that distribution maybe doesn’t need to carry as much inventory today because of capacity and service levels are so much better. How do you balance those two? Do you suspect as we get into next year, that the trade just maybe won’t need to restock to the degree it normally would into the spring and that sell-in may match sell-through for the foreseeable future? How do you balance what you think the trade will do there? Thank you.

Bryan Fairbanks

It’s fair to say it’s a challenge. So, we’ve gone through two years of pandemic with very low stock. We come out of the end of last year; people build their stocks back again; everybody expects to grow at similar rates in 2022. And that wasn’t happening, and everybody pulls back again. So, the best way I can tell is how we’re managing it is with communication. We have regular meetings with our distributors, our DIY customers, contractors to understand what’s happening in the marketplace. Is it perfect? No, but we’ve got a pretty good visibility to what’s happening out there. And if we see what we believe the inventory is going too low to be able to service our customers, that’s clearly something that we’ll address from a customer relationship perspective.

18	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern

Matthew Bouley

Got it. Thanks for that. And then secondly just a follow-up on the pricing side, just given this inventory rebalancing is happening into the fall and winter here, how does the typical early buy play out in this scenario? Would you still see volume discounts or things like that or just does the winter buy not really happen in this type of year? Thank you.

Bryan Fairbanks

Okay. Historically, the menu for early buy, and when I say the menu this could be one or all of the above. It’s going to be dating some discounts, it could be pricing. There’s a whole variety of different things related to the loyalty of that customer, the volume that they purchase. And those are the type of things we look at pulling that entire menu together based off of the market conditions, and we revised it from year-to-year based off of what will be most impactful for the marketplace.

Matthew Bouley

All right, thanks Brian.

Bryan Fairbanks

Thanks.

Operator

Thank you. This concludes our question and answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thank you for your questions and your attendance on today’s call. We look forward to speaking with many of you during the quarter at conferences and other events. Have a great evening. Thanks.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

19	Trex Company, Inc. Monday, August 08, 2022, 5:00 PM Eastern